Exhibit 10.43

Execution Version

Standard General L.P.

December 8, 2015

Turning Point Brands, Inc.
Line of Credit
Commitment Letter

Turning Point Brands, Inc.
5201 Interchange Way
Louisville, Kentucky 40029

Ladies and Gentlemen:

You have advised Standard General Master Fund L.P. (“Standard General”) that Turning Point Brands, Inc., a Delaware corporation (the “Borrower”), intends to raise a new line of credit to finance acquisitions by the Borrower. In that connection, you have requested that Standard General agree to establish a line of credit facility (the “Facility”) in an aggregate amount of up to $50,000,000.

Standard General is pleased to advise you of its commitment to provide the full amount of the Facility, upon the terms and subject to the conditions set forth or referred to in this commitment letter (the “Commitment Letter”) and in the Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”).

Standard General may assign, through a syndication process or otherwise, its commitment in part to one or more financial institutions or other entities engaged in the business of holding loans or securities. The Borrower agrees to assist Standard General and cooperate with Standard General in such syndication process.

Standard General’s commitment and agreements hereunder are subject to (a) there not occurring or becoming known to Standard General any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries taken as a whole, (b)  Standard General’s completion of and satisfaction in all respects with a due diligence investigation of the Borrower and its subsidiaries, (c) Standard General not becoming aware after the date hereof of any information or other matter affecting the Borrower and its subsidiaries or the transactions contemplated hereby that, in Standard General’s judgment, is inconsistent with any such information or other matter disclosed to Standard General prior to the date hereof, (d) the negotiation, execution and delivery of definitive documentation for the Facility satisfactory to Standard General and (e) the other conditions set forth or referred to in the Term Sheet. The terms and conditions of Standard General’s commitment hereunder and of the Facility are not limited to those set forth herein and in the Term Sheet.

You agree (a) to indemnify and hold harmless each of Standard General and its affiliates and controlling persons and their respective officers, directors, members, partners, employees, advisors and agents and representatives of each of the foregoing and their successors and permitted assigns (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of, resulting from or in connection with this Commitment Letter, the Facility, the use of the proceeds thereof, or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder, or any related transaction or any actual or threatened claim, dispute, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto and whether or not any such claim, dispute, litigation, investigation or proceeding is brought by any of the Borrower, its equity holders, its affiliates, its creditors or any other person, and to reimburse each indemnified person upon demand for any reasonable legal or other expenses incurred in connection with investigating, preparing to defend or defending or providing evidence in or preparing to serve or serving as a witness with respect to, or otherwise in connection with any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the willful misconduct or gross negligence of such indemnified person and (b) to reimburse each indemnified person on demand for all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel and any advisors) incurred in connection with (x) the Facility and any related documentation (including this Commitment Letter, the Term Sheet and the definitive documentation for the Facility) or the administration, amendment, modification or waiver thereof, whether or not the financing contemplated hereby is consummated and (y) the enforcement or protection of any such person’s rights (including its rights against the Borrower or any of its affiliates) or otherwise (A) relating to or arising out of, in connection with or the result of, the Facility and any related documentation (including this Commitment Letter, the Term Sheet and the definitive documentation for the Facility), including any such expenses incurred by any such person in enforcing or protecting its rights under this paragraph against the Borrower or any other Person, or (B) relating to or arising out of, in connection with or the result of any loans made pursuant to the Facility, or (C) relating to or arising out of, in connection with or the result of the commencement, defense, conduct of, intervention in, or the taking of any other action (including, without limitation, preparation for and/or response to any subpoena or document request) related to the Facility and any related documentation (including this Commitment Letter, the Term Sheet and the definitive documentation for the Facility) in any action, litigation, investigation, or proceeding (whether by, on behalf of or against any such person, the Borrower or any other person, or otherwise). No indemnified person shall be liable for (a) any damages arising from the use by unauthorized persons of Information (as defined below) or other materials sent through electronic, telecommunications or other information transmission systems relating to the transactions or (b) any special, indirect, consequential or punitive damages in connection with this Commitment Letter, the Facility, the use of the proceeds thereof or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing. The provisions and obligations set forth in this paragraph shall be enforceable regardless of whether or not this commitment expires or is terminated or any definitive documentation for the Facility is executed. The Borrower agrees that, once paid, the expenses and any other amounts payable under this Commitment Letter shall not be refundable under any circumstances.

You hereby represents and warrants that (a) all written information other than financial estimates, forecasts and other forward-looking information (collectively, the “Projections”) and other than information of a general economic or general industry nature, that has been or will be made available to Standard General by you or on your behalf in connection with the transactions contemplated hereby (the “Information”), taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the Projections that have been or will be made available to Standard General by you or on your behalf in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time furnished; it being understood that any such Projections are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized, that actual results may differ and that such differences may be material. You agree that, if at any time prior to the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations and warranties were being made, at such time, then you will (or prior to the Closing Date with respect to Information and Projections relating to the Borrower and its subsidiaries, you will promptly supplement the Information and the Projections from time to time until the Closing Date so that such representations and warranties will be correct in all material respects under those circumstances, it being understood that such supplementation shall cure any breach of such representation and warranty.

You acknowledge that Standard General and its affiliates may be providing debt financing, equity capital or other services to other companies in respect of which you may have conflicting interests. You acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us or any of our respective affiliates from other companies. You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and your affiliates and Standard General and/or its affiliates is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether Standard General has advised or are advising you on other matters, (b) Standard General, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of Standard General and you waive, to the fullest extent permitted by law, any claims you may have against us for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the Facility and the transactions contemplated hereby and agree that we will have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including equity holders, employees or creditors, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that Standard General and its affiliates are engaged in a broad range of transactions that may involve interests that differ from your and your affiliates’ interests and that Standard General has no obligation to disclose such interests and transactions to you or your affiliates, (e) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and (f) Standard General has been, is and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity. You acknowledge and agree that we have not provided you with legal, tax or accounting advice and that you have obtained such independent advice from your own advisors, representatives and agents.

The provisions of this paragraph and the indemnification, jurisdiction, service of process, venue, governing law, absence of advisory or fiduciary duty and waiver of jury trial and information provisions contained herein shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or Standard General’s commitments hereunder.

This Commitment Letter shall not be assignable by you without the prior written consent of Standard General (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and Standard General. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter is the only agreement that has been entered into among us with respect to the Facility and set forth the entire understanding of the parties with respect thereto.

This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York. The Borrower consents to the exclusive jurisdiction of any state or federal court located in the City of New York, borough of Manhattan and irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Nothing in this Agreement shall affect any right that Standard General may otherwise have to bring any action or proceeding relating to this Commitment Letter against the Borrower or its properties in the courts of any jurisdiction. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (as amended, the “Patriot Act”), we may be required to obtain, verify and record information that identifies the Borrower, which information includes the name, address, tax identification number and other information regarding the Borrower that will allow us to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to Standard General and each of its affiliates.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter by returning to Standard General executed counterparts hereof. This Commitment Letter and the commitments and undertakings of Standard General hereunder shall automatically terminate (a) in the event that the definitive documentation for the Facility is not executed on or before 5:00 p.m., New York City time, on December 8, 2016, unless Standard General shall, in its discretion, agree to an extension or (b) in the event that no extensions of credit are made pursuant to the Facility before 5:00 p.m., New York City time, on December 8, 2016, unless Standard General shall, in its discretion, agree to an extension.

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

Standard General Master Fund L.P.

By:	/s/ Joseph Mause
	Name:	Joseph Mause
Title:

Accepted and agreed to
as of the date first
written above by:

TURNING POINT BRANDS, INC.

By:	/s/ James Dobbins
	Name:	James Dobbins
	Title:	SVP, General Counsel

Exhibit A

TURNING POINT BRANDS, INC.
LINE OF CREDIT FACILITY

Summary of Terms and Conditions

I.	PARTIES

Borrower:	Turning Point Brands, Inc., a Delaware corporation (the “Borrower”).

Guarantors/Collateral:	At Standard General’s request, in its sole discretion, the Facility will be unconditionally guaranteed jointly and severally on a senior secured basis by any person that becomes a subsidiary of the Borrower pursuant to an Acquisition (as defined below) (each such person, a “Subsidiary Guarantor”). The Facility and the guarantees thereof will be secured by a security interest in substantially all the present and after-acquired tangible and intangible assets of the Borrower and each Subsidiary Guarantor, which security interest will be first in priority and shall include but not be limited to (a) a perfected pledge of all the capital stock of each Subsidiary Guarantor and (b) perfected security interests in, and mortgages on, substantially all other personal property of the Borrower and each Subsidiary Guarantor, including, without limitation, equipment, inventory, receivables, cash, general intangibles, investment property, intellectual property, material fee-owned real property, intercompany notes and proceeds of the foregoing.

All the above-described guarantees, pledges, security interests and mortgages shall be created and perfected on terms, and pursuant to documentation, customary for financings of this type and otherwise reasonably satisfactory to Standard General.

Lender:	Standard General Master Fund L.P. and/or an affiliate thereof.

II.	TYPE AND AMOUNT OF LINE OF CREDIT FACILITY

Type and Amount: Five-year line of credit facility (the “Facility”) in the amount of up to $50,000,000. Amounts borrowed may not be reborrowed.

Maturity:	Five years from the Closing Date.

Purpose:	The proceeds of the credit extensions under the Facility shall be used to finance acquisitions made by the Borrower that are approved by Standard General in its sole discretion (any such acquisition, an “Acquisition”).

III.	CERTAIN PAYMENT PROVISIONS

Interest Rates:	Adjusted LIBOR plus 6.50% per annum.

Adjusted LIBOR is the London interbank offered rate for dollars, for the relevant interest period, adjusted for statutory reserve requirements; provided that Adjusted LIBOR in respect of the Facility shall not be less than 1.00% per annum.

The Borrower may elect interest periods of 1, 2, 3 or 6 months for Adjusted LIBOR borrowings.

Fees:	A non-refundable fee in an amount equal to 1.00% of the aggregate principal amount of any loan made available under the Facility payable on the date of funding of such loan.

Optional Prepayments and Commitment Reductions:	Except in connection with a change of control, permitted without premium or penalty.

Mandatory Prepayments and Commitment Reductions:	Upon the occurrence of a “change of control” (to be defined consistent with paragraph V below and otherwise reasonably satisfactory to Standard General), the Borrower will be required to offer to repay all of the outstanding loans under the Facility subject to a prepayment premium equal to 1.0% of the aggregate principal amount thereof, plus all accrued and unpaid interest thereon to the date of prepayment. Standard General shall be entitled to terminate any unutilized commitments upon the occurrence of a change of control.

IV.	CERTAIN CONDITIONS

Conditions to Effectiveness:	The availability of the Facility shall be conditioned upon satisfaction of, among other things, conditions precedent that are customary for financings of this type, including, without limitations, the following (the date on which such conditions shall be satisfied and the Facility shall become effective being herein referred to as the “Closing Date”):

(a)	The Borrower shall have executed and delivered satisfactory definitive financing documentation for the Facility (the “Credit Documentation”).

(b)	The Lenders shall have received such legal opinions, documents and other instruments as are customary for transactions of this type or as they may reasonably request.

(c)	The accuracy of all representations and warranties in the Credit Documentation (including, without limitation, the material adverse change and litigation representations).

(d)	There being no default or event of default in existence at the time of the Closing Date.

(e)	Certification of the Chief Financial Officer of the Borrower regarding the solvency of the Borrower and the Guarantors in form and substance satisfactory to Standard General.

(f)	Payment of all accrued fees and expenses (including fees and expenses of counsel to Standard General).

Conditions to each Extension of Credit:	The making of each extension of credit shall be conditioned upon satisfaction of, among other things, conditions precedent that are customary for financings of this type, including, without limitations, the following:

(a)	The accuracy of all representations and warranties in the Credit Documentation (including, without limitation, the material adverse change and litigation representations).

(b)	There being no default or event of default in existence at the time of, or after giving effect to the making of, any extension of credit.

(c)	The approval by Standard General at its sole discretion of the acquisition(s) for which the proceeds of any extension of credit shall be used.

V.	CERTAIN DOCUMENTATION MATTERS

The Credit Documentation shall contain representations and warranties, affirmative, negative and financial covenants and events of default customary for financings of this type and otherwise reasonably satisfactory to Standard General. Without limiting the foregoing, the Credit Documentation shall be substantially similar to the corresponding provisions in the First Lien Term Loan Credit Agreement (the “First Lien Credit Agreement”) dated as of January 13, 2014 by and among the Borrower, NATC Holding Company, Inc., North Atlantic Trading Company, Inc., the lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent, as amended by the First Amendment to First Lien Credit Agreement, to be entered into and with such modifications thereto as are requested by SG (and agreed to by the Borrower) or are otherwise customary for financings of this type. The Credit Documentation shall provide for a cross-default to any material indebtedness of the Borrower and its subsidiaries (including indebtedness under the First Lien Credit Agreement).

Voting:	Amendments and waivers with respect to the Credit Documentation shall require the approval of Standard General.

Assignments, Participations, Yield Protection, Expenses and Indemnification:	Customary for financings of this type and reasonably satisfactory to Standard General.